Elizabeth A. Watkins
312-263-0110, ext. 1627
ewatkins@ziegler.com

FOR IMMEDIATE RELEASE

Ziegler Exchange Traded Trust Announces Dividend and its Board of Trustees Approves Liquidation of NYSE Arca Tech 100 ETF

CHICAGO, NOVEMBER 24, 2008 - The Board of Trustees for the Ziegler Exchange Traded Trust announced today that it has approved the liquidation of the NYSE Arca Tech 100 ETF (NYSE: NXT). The ETF, which tracks the NYSE Arca Tech 100 Index, was launched on March 26, 2007. As of October 31, 2008, it had $3.6 million in assets. The Board of Trustees determined that closing the ETF was in the best interests of the ETF and its shareholders because the ETF has not gathered sufficient assets to continue its business and operations in an economically viable manner.

“While we no longer sponsor an ETF, we remain committed to our core asset management business,” explained Elizabeth A. Watkins, President of Ziegler Capital Management, LLC, the ETF’s investment advisor.

It is expected that December 15, 2008 will be the last day shares of the ETF are listed and traded on NYSE Arca, and the last day on which creation unit aggregations of ETF shares may be purchased or redeemed. The NYSE Arca will halt trading in the ETF before the open of trading on December 16, 2008. From December 16, 2008 until December 25, 2008, the ETF will be in the process of closing down and liquidating its portfolio. The ETF will begin distributing its assets for payment to shareholders on or about December 26, 2008.

DIVIDEND DECLARATION
The Board of Trustees of the Ziegler Exchange Traded Trust also announced today that the ETF will pay a dividend of $0.09 from net investment income. The dividend will be paid on Friday, December 19, 2008, to shareholders of record at the close of business on December 17, 2008. The ex-dividend date is Monday, December 15, 2008.

For more information on the NYSE Arca Tech 100 ETF, please visit: http://www.NXT100.com or call 1-888-832-3863.

ABOUT ZIEGLER CAPITAL MANAGEMENT, LLC
Ziegler Capital Management, LLC (ZCM) serves as investment advisor to Ziegler Exchange Traded Trust. The NYSE Arca Tech 100 ETF is a designated series of Ziegler Exchange Traded Trust, an open-end investment company. ZCM is a wholly-owned subsidiary of The Ziegler Companies, Inc. (symbol: ZGCO), a growth-oriented investment banking and investment services boutique. Ziegler Capital Management currently manages approximately $3.1 billion in fixed-income and equity assets, including $700 million in mutual fund investments, through its fund family, North Track Funds. B.C. Ziegler and Company distributor. Member FINRA/SIPC.

Prospective purchasers of the NYSE Arca Tech 100 ETF should consider the investment objectives, risks, charges and expenses carefully before investing. This and other important information regarding the ETF can be found in the Prospectus and Product Description, which can be obtained by calling 888.798.TECH (8324), or visiting www.nxt100.com. Please read these documents carefully before investing.

Investing involves risk and may result in the loss of principal. Sector investing, especially within the technology sector, is subject to concentrated portfolio risks and non-diversification risks, which may result in daily price fluctuations that are more extreme than those of the overall stock market. Diversification does not ensure a profit or guarantee against a loss.

NYSE Arca Tech 100SM is a service mark of the NYSE Group, Inc. (“NYSE”) and NYSE Arca, Inc. and has been licensed for use by Ziegler Exchange Traded Trust. Neither the Trust nor the Fund are endorsed or sold by NYSE or its affiliates. NYSE does not make any representation or warranty regarding the Trust or the Fund or the ability of the NYSE Arca Tech 100SM Index to track general stock market performance.